Exhibit 5

August 22, 2007

To the Shareholders of Brad Foote Gear Works, Inc.

Dear Sirs,

This letter is being provided to you for purposes of inducing each of you to execute and deliver that certain Stock Purchase Agreement dated as of August 22, 2007 by and among you and Tower Tech Holdings, Inc., a Nevada corporation (the “Buyer”) (the “SPA”) and to consummate the transaction contemplated by the SPA whereby all of the issued and outstanding shares of capital stock of Brad Foote Gear Works, Inc., an Illinois corporation, shall be sold by you to the Buyer (the “Transaction”).  Any capitalized terms used in this letter and not defined herein shall have the meaning ascribed to them under the SPA.

As confirmation of our inducement for you to enter into and consummate the Transaction under the SPA, each of Tontine Capital Partners, L.P. (“Tontine”) and Tontine Capital Overseas Master Fund, L.P. (“TCOMF”) hereby agrees that as long as J. Cameron Drecoll (“Cam”) is an officer of Buyer, and thereafter as long as the Sellers, in the aggregate, own at least fifteen percent (15%) of the issued and outstanding shares of common capital stock of Buyer, each of Tontine and TCOMF shall vote and cause each of its Affiliates who are shareholders of Buyer to vote, the shares of capital stock of Buyer owned by Tontine, TCOMF or such Affiliate in favor of the election of Cam as a Director of Buyer, and if he shall be unwilling or incapable of acting, in favor of the nominee designated by Seller’s Representative.

In consideration of the foregoing and in consideration of the agreement of Tontine and TCOMF to provide financing to Buyer in connection with the Transaction, each of the Sellers agrees that as long as Tontine and TCOMF or their Affiliates have the right to appoint one or more Directors to Buyer’s board pursuant to that certain Securities Purchase Agreement dated March 1, 2007 among Tontine, TCOMF and Buyer and that certain Securities Purchase Agreement dated August 22, 2007 among Tontine, TCOMF and Buyer, each of the Sellers shall vote and cause each of his Affiliates who are shareholders of Buyer to vote, the shares of capital stock of Buyer owned by him or such Affiliate in favor of the election of the designees of Tontine, TCOMF or their Affiliates as a Directors of Buyer.

[Signature pages follow]

Very truly yours,

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, LLC, its general partner

	By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Overseas GP, L.L.C., its general partner

	By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

[Additional signature page follows]

S-1

Agreed upon this 22nd day of August, 2007

SELLERS:

/s/ J. Cameron Drecoll
J. Cameron Drecoll

/s/ Patrick Rosmonowski
Patrick Rosmonowski

/s/ Dennis Palmer
Dennis Palmer

/s/ Noel Davis
Noel Davis

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